EXHIBIT 99.1


                SMSC AND ANALOG DEVICES SETTLE PATENT LITIGATION


Hauppauge, NY - January 31, 2005 - SMSC (Nasdaq: SMSC) today announced that it has settled a patent infringement dispute with Analog Devices Inc. (NYSE: ADI), under which both parties have agreed to dismiss all claims against each other. As part of the agreement, SMSC has made a one-time payment of $6 million to ADI, and ADI has granted SMSC a royalty-bearing license to the patents in question. SMSC does not expect royalties under the license to have a material impact on future results of operations.

The one-time payment to ADI will reduce SMSC's net income per share by approximately $0.20 in its fourth quarter ending February 28, 2005.

Updated Business Outlook:

For the quarter ending February 28, 2005, revenues are currently expected to be higher than guidance provided on December 20, 2004, due to stronger end market demand as well as the receipt of payment for a portion of distributor shipments that were not recognized in the prior quarter due to collectibility concerns. The average gross profit percentage in the fourth quarter is expected to be lower due to product mix, operating expenses are expected to be at the low end of prior estimates, and, excluding the impact of the above-referenced payment to ADI, net income is expected to exceed SMSC's prior expectations.

The Company expects to report fourth quarter fiscal 2005 results in mid-April.

About SMSC:

Many of the world's most successful global technology companies rely upon SMSC as a go-to resource for integrated circuits and semiconductor system solutions that span analog, digital and mixed-signal technologies. SMSC delivers products that solve the challenges of space, cost and time-to-market for high-speed computing, connectivity and embedded networking applications.

SMSC addresses computing, communications and consumer electronics markets through leading positions in Input/Output and non-PCI Ethernet products; innovations in USB 2.0 and other high-speed serial solutions; and integrated networking products employed in a broad range of applications. Leveraging substantial intellectual property and a comprehensive global infrastructure, SMSC thrives at the intersection of silicon, software and customized OEM applications.

SMSC is based in Hauppauge, New York with operations in North America, Taiwan, Japan, Korea, China and Europe. Engineering design centers are located in
Arizona,   New  York  and  Texas.   Additional   information   is  available  at
www.smsc.com.


Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC, consumer electronics and embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and the Company may not necessarily inform, or be required to inform, investors of such changes. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

SMSC is a registered trademark of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:

Carolynne Borders
Director of Corporate Communications
SMSC
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com